Exhibit 10.4
OPTION TO PURCHASE REAL PROPERTY
      Option given this 6th day of December, 2005, by Mitchell County Development Authority, Optioner, to First United Ethanol, LLC, a Georgia limited liability company, Optionee.
SECTION 1
Grant of Option
     Optioner, in consideration of $5,000 paid by Optionee to Optioner, receipt of which is acknowledged by Optioner, grants to Optionee the exclusive right and option to purchase, on the following terms and conditions, any portion of, or all of, that real property known as “Pinecrest Farm” in Land Lots 290, 310, and 311 in the 10th Land District of Mitchell County, Georgia, described as follows:
A tract of land known as “Pinecrest Farm”, and being an aggregate four separate tracts, more particularly described as follows:
Tract 1. 57.745 acres of land, more or less, on Lot 290 in the 10th Land District of Mitchell County, Georgia, being all of a tract of 93.12 acres in said lot and district acquired by Robert Culpepper, Jr. under foreclosure deed from James Jordan and Ethalee Jordan, recorded in the Land Records of Mitchell County, Georgia, in Deed Book 91, page 247 and 248, EXCEPT two tracts - one of 22 acres conveyed by Robert Culpepper; Jr. to Ross Edwin Nesmith, and the other a tract of 13.375 acres conveyed by Robert Culpepper, Jr. On July 30, 1980, to his six children, the tract of 57.745 being shown as Tract Two in deed from Robert Culpepper, Jr. to his six children, dated December 20, 1980, and recorded in the Land Records of Mitchell County, Georgia in Deed Book 236, page 466, 467, and 468, and such deed and description of Tract Two therein is by reference expressly made a part of this description. The 57.745 acres herein described being bounded on north partly by lands sold to Ross Edwin Nesmith and partly by land sold to Cagle’s on the east partly by lands of Busy Hicks, partly by lands of Surprise Maples, or his successors in title, and partly by lands sold to Cagle’s on the west by lands of Robert Culpepper, Jr. separated by road running north and south, and on the south by dirt road running east and west.
Tract 2 25.4 acres of land in Lot 310 in the 10th Land District of Mitchell County, Georgia known as Gabe Cooper Place, bounded on north by county dirt road, on the east by right-of-way of Seaboard Coastline Railroad Company, on the west by dirt road and lands now or formerly of C. D. May and Fowler Estate, on the south by lands now or formerly owned by Joe Gooden, being the same lands conveyed by Robert Culpepper, Jr. to Helen C. Stacey, et al. In deed dated May 7, 1979, and recorded in the Land Records of Mitchell County, Georgia, in Deed Book 215, page 644, and by reference made a part hereof.

Tract 3. 35.115 acres of land in Lot 311 in the 10th Land district of Mitchell County, Georgia, being bounded on north by lands of Mitchell County, Georgia, used as landfill, on the east right-of-way of Seaboard Coastline Railroad, on south by dirt road running east and west, and west by county dirt road running north and south and separating this tract from land now or formerly owned by Fowler Estate. This was originally a 56.25-acre tract, from which 20 acres were sold to the County on the north, and by 1.135 acres was conveyed to the County on the west for road purposes.
Tract 4 149.19 acres of land, more or less, in Lot 311 in the 10th Land District of Mitchell County, Georgia, more particularly described in deed from United States of America for Farmers Home Administration, dated April 6, 1954 and recorded in Office of the Clerk of the Superior Court of Mitchell County, Georgia in Deed Book 100, page 176 and 177, the description therein being by referenced made a part hereof. Bounded on north by Nesmith lands, west by SCL Railroad right-of-way, on south by public road, and on east by Tract 1, above and the 22 acres tract sold to Ross Nesmith.
The above four tracts constituting one body of land being 268 acres, more or less.
Said property being a portion of the property awarded to Emaly C. Conerly, Robert Culpepper, III, India C. Dennis, and James F. Culpepper in Civil. Action No. 99-V-121 in the Superior Court of Mitchell County, Georgia. A copy of said Order being recorded at Deed Book 748, page 283 in the office of the Clerk of Superior Court of Mitchell County, Georgia.
SECTION 2
Option Period
     The term of this option shall be three hundred (300) days, commencing on December 6, 2005, and continuing until 5:00 P. M. on October 2, 2006.
SECTION 3
Purchase Price of Property
     The full purchase price of the property is (a) if the Optionee elects to purchase less than the entirety of the property described above, the greater of $7,500.00 per acre or the sum necessary to pay in full that certain note from Optioner to Flint River National Bank, dated June 3, 2005, in the original principal amount of $570, 263.50, which note is secured by the above described property; or (b) if the Optionee elects to purchase the entirety of the property described above, $1,000,000.00. In either event, the purchase price shall be payable as provided in this agreement if optionee elects to exercise this option.
SECTION 4
Application of Consideration to Purchase Price
     If Optionee purchases the property described in this option, and under the terms and conditions of this agreement the consideration paid for this option shall be applied to the purchase price.

SECTION 5
Exercise of Option
     Optionee may exercise this option by giving Optioner written notice, signed by Optionee, before the time set for expiration. Within 30 days after receipt of such notice, Optioner shall deliver to Optionee, against payment of the purchase price, a warranty deed to the property. Tender of a bank certified or cashier’s check for the purchase price, less any amount already paid by Optionee and to be credited to Optionee, shall constitute a sufficient tender.
SECTION 6
Title
Title to the property shall be conveyed free and clear of all encumbrances except the following:
(1)	All easements whether visible or not, in writing or not, encroachments, measurements, party walls or any other facts which a correct survey of the property described herein would disclose.

(2)	Rights of tenants in possession, if any.

(3)	Any action by any municipal, county or other governmental entity or agency (heretofore or hereafter taken) for the purpose of regulating the use, occupancy or zoning of the property described above, or any building, structure or improvement thereon.

(4)	The exact location of boundary lines, possible encroachments and other facts which would be disclosed by an accurate survey and inspection of the property; possible liens of architects, laborers, materialmen for improvement of the property, not filed of record at the effective date of this Certificate of title; and rights, if any, of persons who may be in possession under claims not appearing of record.

(5)	Title to that portion of the above described property embraced within the bounds of roads, highways, easements and rights-of way.

(6)	Matters of record subsequent to the date of this Certificate of Title.

(7)	The rights of others in and to any stream running though the property or along any of the property lines.

(8)	Any violation of consumer credit protection, truth-in-lending, or similar laws, and the Real Estate Settlement Procedures Act of 1974, as amended.

(9)	Any bankruptcy proceedings or any orders of any court arising from said proceedings directly or indirectly effecting said property.

(10)	Any and all effects of the proximity of the above described property to a tract identified by the Georgia Environmental Protection Division as a Hazardous Site

(11)	Other Liens and encumbrances: (a) Right of way easement for road purposes to Mitchell County, Georgia, dated September 23, 1981 and recorded at Deed Book 229, Page 301 in the office of the Clerk of the Superior Court of Mitchell County, Georgia; (b) Right of way easement for utility purposes to Georgia Power Company, dated December 19, 1967 and recorded at Deed Book 147, Page 202 in the office of the Clerk of the Superior Court of Mitchell County, Georgia; (c) Right of way easement for utility purposes to Georgia Power Company, dated December 29, 1955 and recorded at Deed Book 105, Page 295 in the office of the Clerk of the Superior Court of Mitchell County, Georgia; (d) Right of way easement for utility purposes to Georgia Power Company, dated December 29, 1955 and recorded at Deed Book 105, Page 296 in the office of the Clerk of the Superior Court of Mitchell County, Georgia; (e) Right of way grant for utility pipeline to South Georgia Natural Gas Company, dated March 16, 1955 and recorded at Deed Book 101, Page 368 in the office of the Clerk of the Superior Court of Mitchell County, Georgia; (f) Right of way grant for utility pipeline to South Georgia Natural Gas Company, dated May 18, 1955 and recorded at Deed Book 101, Page 472 in the office of the Clerk of the Superior Court of Mitchell County, Georgia.

Any ad valorum taxes on the property, whether a lien or not, assessed or to be assessed for the year in which this transaction is finally consummated shall be paid by the Optionee.
     If at any time before the consummation of the purchase and sale under this option it appears from laws, regulations, and/or ordinances, either national, state, or local, or for any other reason, that Optionee is unable to obtain necessary consents and permits to construct, install, and maintain buildings, driveways, approaches, and equipment in accordance with optionee’s plans and to operate and carry on its business on or at the property, or that the property cannot for any reason be used for Optionee’s business, then Optionee may terminate this option and be under no obligation to complete the purchase.
SECTION 7
Failure to Exercise Option
     If Optionee does not exercise this option in accordance with its terms and within the option period, this option and the rights of Optionee shall automatically and immediately terminate without notice. In the event Optionee fails to exercise this option, Optioner shall retain the sum paid as consideration for this option.
SECTION 8
Notices
     All notices provided for in this agreement shall be deemed to have been duly given if and when deposited in the United States mail with proper and sufficient postage affixed, properly addressed with regard to the party for whom intended at the party’s address listed below, or when delivered personally to such party:
As to Optioner:   Mitchell County Development Authority
C/o Marilyn Royal
P. O. Box 692
Camilla, GA 31730
As to Optionee:  First United Ethanol, LLC
Murray Campbell
P. O. Box 386
Camilla, GA 31730

Section 9
Road Access, Water, and Sewer
      This option is granted by optioner and obtained by optionee with the understanding that the property will have paved road access, and water and sewer services.
Section 10
Time Essence
      Time is of the essence of this option.
Section 11
Binding Effect
     This option shall be binding upon and inure to the benefit of the parties to it, and respective heirs, successors, or assigns.
     In witness, the parties have caused their duly authorized agent to set their hands and seals on behalf of their respective principals, at Camilla, Georgia, the day and year first above written.

Signed, sealed and delivered
in the presence of:

/s/ Jimmy Daivs	(LS)

Jimmy Davis, Vice Chairman
/s/ Illegible Signature	Mitchell County Development Authority

Witness

/s/ Illegible Signature

Notary Public
[Stamped: Notary Public, Mitchell County, Georgia
My Commission Expires July 8, 2008.]

Signed, sealed and delivered in the presence of:

/s/ Murray Campbell	(LS)

Murray Campbell, President
/s/ Illegible Signature	First United Ethanol, LLC

Witness

/s/ Marla C. Miner
Notary Public
[Stamped: Notary Public, Mitchell County Georgia
My commission expires July 11, 2006.]